                                                                   EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                   (dollars in thousands, except Ratio Data)


                                                                                                                        SIX MONTHS
                                          8-K              8-K             8-K             8-K             8-K             ENDED
                                        RESTATED         RESTATED        RESTATED        RESTATED        RESTATED           Q2
                                          1995             1996            1997            1998            1999           2/29/00

Pretax Income from operations            15,539           44,695          87,924           83,041          133,303          89,199
Fixed Charges                            11,294           11,228           7,831            6,512           12,006           5,094
Interest Expense Capitalized(1)             (83)              --            (120)             (83)              --              --
                                       --------         --------        --------         --------         --------        --------
                                         26,750           55,923          95,635           89,470          145,309          94,293
                                       ========         ========        ========         ========         ========        ========
Fixed Charges:
Interest Expense                         10,271            9,510           5,811            3,876            7,110           2,039
Capitalized Interest                         83               --             120               83               --
Interest Expense portion of
   Annual rent expense(1)                   940            1,718           1,900            2,553            4,896           3,055
                                       --------         --------        --------         --------         --------        --------
Total Fixed Charges                      11,294           11,228           7,831            6,512           12,006           5,094
                                       --------         --------        --------         --------         --------        --------

Ratio of Earnings to Fixed Charges         2.37             4.98           12.21            13.74            12.10           18.51
                                       ========         ========        ========         ========         ========        ========

(1) Includes an appropriate interest portion of the annual rent expense for certain leased facilities and equipment which was deemed to be representative of the interest factor in rent expense.